1. 180019795 v1 AUTOLUS THERAPEUTICS PLC INSIDER TRADING AND WINDOW PERIOD POLICY (REVISED OCTOBER 16, 2020) INTRODUCTION During the course of your relationship with AUTOLUS THERAPEUTICS PLC (“Autolus”), you may receive important information that is not yet publicly available (“inside information”) about Autolus or other publicly traded companies that Autolus has business relationships with. Inside information may give you or someone you pass that information on to an advantage over others who do not have that information when deciding whether to buy, sell, or otherwise deal in Autolus’ equity securities or the equity securities of another publicly traded company. This policy sets forth acceptable transactions in Autolus securities by our employees and directors and. INSIDER TRADING POLICY Securities Transactions Using inside information for personal gain or passing this information (also known as a “tip”) to someone who uses it for personal gain (a “tippee”) is illegal and prohibited by this policy and applicable laws in the jurisdictions in which we operate. Exploiting inside information like this is unlawful regardless of how many shares are bought or sold. You can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. Although it is imperative to refrain from any insider trading, it is equally important to avoid even the appearance of insider trading. Inside Information It is not always easy to determine whether you possess inside information. The key factor for determining whether nonpublic information is inside information is whether publicizing the information would likely affect the market price of that company’s securities. This determination is often made in retrospect with the benefit of 20/20 hindsight, so it is advisable to be very conservative in making this assessment. Keep in mind that both positive and negative information can be material. As a rule of thumb, any nonpublic information that makes you want to trade is inside information as it would probably have the same effect on others. The following items may be considered inside information until publicly disclosed. There may be other types of information that would qualify as inside information as well; use this list merely as a non- exhaustive guide: • financial results or forecasts; • communications with government agencies, primarily the U.S. Food and Drug Administration and the European Medicines Agency; • scientific breakthroughs, clinical data or financial results relating to the Company’s products or product candidates; • strategic plans; • acquisitions or dispositions of assets, divisions, or companies; • pending public or private sales of debt or equity securities; • share splits, dividends, or changes in dividend policy; Exhibit 19.1

2. 180019795 v1 • major contract awards or cancellations; • scientific, clinical or regulatory results or timelines for pre-clinical studies or clinical trials; • notice of issuance of patents; • key management or control changes; • possible tender offers or proxy fights; • significant accounting writeoffs; • actual or threatened major litigation, SEC or other investigations, or a major development in or the resolution of any such litigation or investigation; • impending bankruptcy; • gain or loss of a significant licensor, customer or supplier; • unusual gains or losses in major operations; and • execution of new collaborations or changes to existing collaborations with major industry partners. If you do possess inside information, you may not trade in a company’s securities, advise anyone else to do so, or communicate the information to anyone else until you know that the information has been publicly disseminated. This policy also applies to all family members, other household members of individuals covered by this policy, and all companies controlled by individuals covered by this policy. You should never recommend to another person that they buy, hold, or sell our securities. In some circumstances, you may need to forgo a planned transaction even if you had planned it before learning of the inside information. This prohibition is absolute. So even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait. “Trading” includes engaging in short sales, transactions in put or call options, hedging transactions, and other inherently speculative transactions. The prohibition on trading when you have inside information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disclosed through a press release, an SEC filing, or other public announcement and enough time must have passed for the information to be widely known. Generally speaking, information will be considered publicly disseminated after two full trading days have elapsed since the information was publicly disclosed. For example, if we announce inside information before trading begins on Wednesday, then you may execute a transaction in our securities on Friday. TRADING BY AUTOLUS EMPLOYEES AND DIRECTORS Because our workplace culture tends to be open, odds are that the vast majority of our employees and directors will possess inside information at certain points throughout the year. To minimize even the appearance of insider trading among our employees and directors, we have established blackout periods during which our employees and directors—regardless of whether they possess insider information or not— may not conduct any trades in Autolus securities. That means that all Autolus employees and directors will be able to sell Autolus securities only during limited trading windows that open after Autolus has disseminated its quarterly or semi-annual and annual financial results. Covered Insiders Our insider trading policy sets forth a basic set of rules for all employees and directors and a separate set of more stringent rules for officers, directors, and other members of management. What’s more, any entities, immediate family members, or others whose trading activities are controlled by persons subject to this policy are likewise generally subject to the same restrictions.

3. 180019795 v1 Open Window Generally, except as described in this policy and until Autolus files or furnishes quarterly financial results, all Autolus employees and directors may buy or sell Autolus securities only during an “open window” which shall open after the close of business in the United States on the second trading day following the public dissemination of the Company’s annual financial results and shall close on the last trading day before the end of each fiscal year. At such time as Autolus regularly files or furnishes quarterly financial results, all Autolus employees and directors may buy or sell Autolus securities only during an “open window” which shall open after the close of business in the United States on the second trading day following the public dissemination of the Company’s quarterly financial results and shall close on the last trading day before the end of each fiscal quarter. In each case, this open window may be closed early or may not open at all if, in the judgment of the Chief Executive Officer, Chief Financial Officer, or Compliance Officer, there exists undisclosed information that would make trades by employees and directors inappropriate. This open window may be closed early or may not open at all if, in the judgment of the Chief Executive Officer, Chief Financial Officer, or Compliance Officer, there exists undisclosed information that would make trades by employees and directors inappropriate. The fact that the open window has closed early or has not opened should be considered inside information. An employee, director, or consultant who believes that special circumstances require them to trade outside the open window should consult the Compliance Officer. Permission to trade outside the open window will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may be subsequently questioned. Exceptions to Open Window Period 1. Option Exercises and RSU Net Settlement. Employees and directors may (i) exercise options granted under Autolus’ equity incentive plans for cash, and (ii) net settle restricted share units (“RSUs”) and have Autolus withhold shares to satisfy tax withholding obligations when RSUs settle. But this insider trading policy would then apply to any later sales of shares (including sales of shares in a cashless exercise) that were acquired on the exercise of options or delivery of the vested RSUs. 2. 10b5-1 Automatic Trading Programs. Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), employees and directors may establish a trading plan under which a broker is instructed to buy and sell Autolus securities based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established under applicable law, purchases and sales of Autolus securities pursuant to that plan may be made at any time—even in a blackout period. An employee’s, director’s, or consultant’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 and Autolus’ 10b5-1 Trading Plan Guidelines when they lacked inside information about Autolus and when Autolus was not in a trading blackout period. Moreover, all Trading Plans must be reviewed by Autolus before being established. That is because Autolus wants to confirm that the Trading Plan complies with all pertinent company policies and the securities laws. Autolus must be notified before a Trading Plan is established, amended, or terminated. Prohibition of Speculative or Short-term Trading No employee, director, or consultant to Autolus may engage in short sales, transactions in put or call options, hedging transactions, margin accounts, pledges, or other inherently speculative transactions with respect to Autolus’ securities.

4. 180019795 v1 Pre-Clearance and Advance Notice of Transactions In addition to the requirements above, Autolus employees and directors face a further restriction: even during an open trading window, they may not engage in any transaction in Autolus’ securities, including any purchase or sale in the open market, loan, or other transfer of beneficial ownership without first obtaining pre-clearance of the transaction from Autolus’ Compliance Officer at least two business days before the proposed transaction. The Compliance Officer will then determine whether the transaction may proceed and, if applicable, will assist with any required reporting requirements under Section 16(a) of the Exchange Act. Pre-cleared transactions not completed within five business days will require new pre- clearance. Autolus may choose to shorten this period. Persons subject to pre-clearance must also provide advance notice of gifts or plans to exercise an outstanding option to the Compliance Officer. Autolus intends to advise all relevant persons when the reporting requirements under Section 16(a) of the Exchange Act become applicable. Following the date specified in that notice, once any transaction takes place, the officer, director, or applicable member of management must immediately notify the Compliance Officer and any other individuals identified under the heading “Notification of Execution of Transaction” in Autolus’ Section 16 Compliance Program so that Autolus may assist in any Section 16 reporting obligations. Control Shares and Short-Swing Trading Officers and directors may also be subject to restrictions on sales of shares by control persons (Rule 144 under the U.S. Securities Act of 1933, as amended). In addition, once Autolus is no longer a foreign private issuer, officers and directors subject to the reporting obligations under Section 16 of the Exchange Act will also be subject to the prohibition on short-swing trading (Section 16(b) of the Exchange Act). Officers and directors should take care not to violate these rules and to file any notices of sale required by Rule 144. Prohibition of Trading During Pension Fund Blackouts In accordance with Regulation BTR under the Exchange Act, once Autolus is no longer a foreign private issuer, no director or executive officer of Autolus may, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of Autolus (other than an exempt security) during any “blackout period’’ (as defined in Regulation BTR) with respect to such equity security, if a director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. This prohibition does not apply to any transactions that are specifically exempted, including but not limited to, purchases or sales of Autolus’ securities made pursuant to, and in compliance with, a Trading Plan; compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits executive officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; acquisitions or dispositions of equity securities involving a bona fide gift or by will or the laws of descent or pursuant to a domestic relations order. Autolus will notify each director and executive officer of any blackout periods in accordance with the provisions of Regulation BTR. Exceptions The only exceptions to these trading restrictions are permitted transactions directly with Autolus, such as option exercises for cash. However, the subsequent sale, including the sale of shares in a cashless exercise or other disposition of shares is subject to these restrictions.

5. 180019795 v1 POLICY DURATION This policy continues to apply to your transactions in Autolus’ securities or the securities of other public companies engaged in business transactions with Autolus even after your relationship with Autolus has ended. If you possess inside information when your relationship with Autolus ends, you may not trade Autolus’ securities or the securities of other companies until the inside information has been publicly disseminated or is no longer material. PENALTIES Anyone who engages in insider trading or otherwise violates this insider trading policy may be subject to both civil liability and criminal penalties. Violators also risk disciplinary action by Autolus, including termination. Anyone who has questions about this policy should contact their own attorney or Autolus’ Compliance Officer, at compliance@autolus.com. Please also see Frequently Asked Questions, which are attached as EXHIBIT A.

6. 180019795 v1 AUTOLUS THERAPEUTICS PLC INSIDER TRADING AND WINDOW PERIOD POLICY CERTIFICATION To: AUTOLUS THERAPEUTICS PLC I, ________________________, have received and read a copy of the AUTOLUS THERAPEUTICS PLC Insider Trading and Window Period Policy. I hereby agree to comply with the specific requirements of the policy in all respects during my employment or other service relationship with AUTOLUS THERAPEUTICS PLC. I understand that this policy constitutes a material term of my employment or other service relationship with AUTOLUS THERAPEUTICS PLC (or a subsidiary thereof) and that my failure to comply in all respects with the policy is a basis for termination for cause. (Signature) (Name) (Date)

1. 180019795 v1 EXHIBIT A INSIDER TRADING AND WINDOW PERIOD POLICY FREQUENTLY ASKED QUESTIONS 1. What is insider trading? A: Insider trading is the buying or selling of stocks, bonds, futures, or other securities by someone who possesses material nonpublic information. Insider trading also includes trading in options (puts and calls) where the price is linked to the underlying price of a company’s shares. It does not matter how many shares you buy or sell, or whether it has an effect on the ADS or share price. Bottom line: If you have material nonpublic information and you trade, you have broken the law. 2. Why is insider trading illegal? A: If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the market. This ensures that there is an even playing field by requiring those who have inside information to disclose the information to the public or refrain from trading. 3. What is material nonpublic information? A: Information is material if it would influence a reasonable investor to buy or sell a stock, bond future, or other security. This could mean many things: financial results, clinical or regulatory results, potential acquisitions, or major contracts to name just a few. Information is nonpublic if it has not yet been released and disseminated to the public. 4. Who can be guilty of insider trading? A: Anyone who buys or sells a security while possessing material nonpublic information can be guilty of insider trading. This applies to all individuals, including officers, directors, and others who don’t even work at Autolus. Regardless of who you are, if you know something material about the value of a security that not everyone knows and you or one of your associates trades using that material information, you can be found guilty of insider trading. 5. Does Autolus have an insider trading policy? A: Yes. Please contact our Compliance Officer to receive a copy. 6. What if I work in a foreign office? A: The same rules apply to U.S. and foreign employees and consultants. Because our American Depository Shares, or ADSs, representing ordinary shares, trade on a U.S. securities exchange, the insider trading laws of the United States apply. The Securities and Exchange Commission (the U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (a private regulator that oversees U.S. securities exchanges) routinely investigate trading in a company’s securities conducted by individuals and firms based abroad. In addition, as an Autolus employee or consultant, our policies apply to you no matter where you work.

2. 180019795 v1 7. What if I don’t buy or sell anything, but I tell someone else the information and they buy or sell? A: That is called “tipping.” You are the “tipper” and the other person is called the “tippee.” If the tippee buys or sells based on that material nonpublic information, you might still be guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members might be guilty of insider trading too. To prevent this, you should not discuss material nonpublic information about the company with anyone outside Autolus, including spouses, family members, friends, or business associates. This includes anonymous discussions on the internet about Autolus or companies with which Autolus does business. 8. What if I don’t tell them the information itself; I just tell them whether they should buy or sell? A: That is still tipping, and you can still be responsible for insider trading. You should not recommend to another person that they buy, hold, or sell our ADSs, ordinary shares or any derivative security related to our ordinary shares, since that could be a form of tipping. 9. What are the penalties if I trade on inside information or tip off someone else? A: In addition to disciplinary action by Autolus—which may include termination—you may be liable for civil penalties for trading on inside information. The penalties for doing so may include paying the U.S. government up to three times any profit made or any loss avoided. Persons found liable for tipping inside information, even if they did not trade themselves, may also face a penalty of up to three times the amount of any profit gained or loss avoided by everyone in the chain of tippees. In addition, anyone convicted of criminal insider trading could face prison and additional fines. 10. What is “loss avoided”? A: If you sell ADSs, ordinary shares or a related derivative security before negative news is publicly announced, and as a result of the announcement the price declines, you have avoided the loss caused by the negative news. 11. Am I restricted from trading securities of any companies other than Autolus, for example a customer or competitor of Autolus? A: Possibly. U.S. insider trading laws restrict everyone from trading in a company’s securities based on material nonpublic information about that company, regardless of whether the person is directly connected with that company. Therefore, if you have material nonpublic information about another company, you should not trade in that company’s securities. You should be particularly conscious of this restriction if, through your position at Autolus, you sometimes obtain sensitive, material information about other companies and their business dealings with Autolus. 12. So if I do not trade Autolus securities when I have material nonpublic information, and I don’t “tip” other people, I am in the clear, right? A: Not necessarily. Even if you do not violate U.S. law, you may still violate our policies. For example, employees and consultants may violate our policies by breaching their confidentiality obligations or by recommending Autolus securities as an investment, even if these actions do not violate securities laws. Our policies are stricter than the law requires so that we and our employees and consultants can avoid even the appearance of wrongdoing. Therefore, please review the entire policy carefully. 13. So when can I buy or sell my Autolus securities?

3. 180019795 v1 A: If you have material nonpublic information, you may not buy or sell our ADSs or ordinary shares until the second trading day after that information is released or announced to the public. At that point, the information is considered public. You must also obtain pre-clearance of the transaction from Autolus’ Compliance Officer at least two business days before the proposed transaction. Even if you do not have material, nonpublic information, you may not trade our ADSs or ordinary shares or other securities during any trading “blackout” period. Our insider trading policy describes the quarterly blackout period, and additional trading blackout periods may be announced by email. 14. If I have an open order to buy or sell Autolus securities on the date the trading window closes, can I leave it to my broker to cancel the open order and avoid executing the trade? A: No. If you have any open orders when the trading window closes, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after the trading window closes, you will have violated our insider trading policy and may also have violated insider trading laws. 15. Am I allowed to trade derivative securities of Autolus? Or short Autolus ADSs or ordinary shares? A: No. Under our policies, you may not trade in derivative securities related to our ordinary shares, which include publicly traded call and put options. In addition, under our policies, you may not engage in short selling of our ADSs or ordinary shares at any time. “Derivative securities” are securities other than ADSs or ordinary shares that are speculative in nature because they permit a person to leverage their investment using a relatively small amount of money. Examples of derivative securities include “put options” and “call options.” These are different from employee share options, which are not derivative securities. “Short selling” is profiting when you expect the price of the shares to decline, and includes transactions in which you borrow shares from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is realized if the share price decreases during the period of borrowing. 16. Why does Autolus prohibit trading in derivative securities and short selling? A: Many companies with volatile share prices have adopted similar policies because of the temptation it represents to try to benefit from a relatively low-cost method of trading on short-term swings in share prices, without actually holding the underlying ADSs or ordinary shares, and encourages speculative trading. We agree. After all, because we are dedicated to building shareholder value, short selling our ADSs or ordinary shares conflicts with our values and would not be received well by our shareholders. 17. Can I purchase Autolus securities on margin or hold them in a margin account? A: Under our policies, you may not purchase our ADSs or ordinary shares on margin or hold it in a margin account at any time. “Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm.

4. 180019795 v1 18. Why does Autolus prohibit me from purchasing Autolus securities on margin or holding them in a margin account? A: Margin loans are subject to a margin call whether or not you possess insider information at the time of the call. If a margin call were to be made at a time when you had insider information and you could not or did not supply other collateral, you and Autolus may be restricted based on your insider trading activities because of the sale of the securities (through the margin call) when you possessed material nonpublic information. The sale would be attributed to you even though the lender made the ultimate determination to sell. The Securities and Exchange Commission takes the view that you made the determination to not supply the additional collateral and you are therefore responsible for the sale. 19. Can I pledge my Autolus shares as collateral for a personal loan? A: No. Pledging your shares as collateral for a personal loan could cause you to transfer your shares during a closed window period. As a result, you may not pledge your shares as collateral for a loan. 20. Can I exercise share options during a trading blackout period or when I possess material nonpublic information? A: Yes. You may exercise the option and receive shares, but you may not sell the ADSs or shares (even to pay the exercise price or any taxes due) or net settle the option during a trading blackout period or any time that you have material nonpublic information. Also note that if you choose to exercise and hold the shares, you will be responsible at that time for any taxes due. 21. Am I subject to the trading blackout period if I am no longer an employee or consultant of Autolus? A: It depends. If your employment with Autolus ends on a day that the trading window is closed, you will be subject to the trading blackout period then in effect. If your employment with Autolus ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave Autolus, you should not trade in Autolus securities if you possess material nonpublic information. That restriction stays with you as long as the information you possess is material and not released by Autolus. 22. Can I gift shares while I possess material nonpublic information or during a trading blackout period? A: Because of the potential for the appearance of impropriety, you may not make gifts, whether to charities, a trust, or otherwise, of our ADSs or ordinary shares when you possess material nonpublic information or during a trading blackout period. 23. What if I purchased publicly traded options or other derivative securities before I became an Autolus employee, contractor, or consultant? A: The same rules apply as for employee share options. You may exercise the publicly traded options at any time, but you may not sell the securities during a trading blackout period or at any time that you have material nonpublic information. 24. May I own shares of a mutual fund that invests in Autolus? A: Yes.

5. 180019795 v1 25. Are mutual fund shares holding Autolus ADSs or ordinary shares subject to the trading blackout periods? A: No. You may trade in mutual funds holding Autolus ADSs or ordinary shares at any time. 26. May I use a “routine trading program” or “10b5-1 plan”? A: Yes, subject to the requirements discussed in our insider trading policy and Rule 10b5-1 trading plan guidelines. A routine trading program, also known as a 10b5-1 plan, allows you to set up a highly structured program with your broker where you specify ahead of time the date, price, and amount of securities to be traded. If you wish to create a 10b5-1 plan, please contact the Compliance Officer for approval. 27. What happens if I violate our insider trading policy? A: Violating our policies may result in disciplinary action, which may include termination of your employment or other relationship with Autolus. In addition, you may be subject to criminal and civil actions. 28. Who should I contact if I have questions about our insider trading policy? A: You should contact our Compliance Officer at compliance@autolus.com.